UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 28, 2004

MB FINANCIAL, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	0-24566-01	36-4460265
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

801 West Madison Street, Chicago, Illinois	60607
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (773) 645-7866

N/A

(Former name or former address, if changed since last report)

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Item 9. Regulation FD Disclosure

         On May 28, 2004, the merger of First SecurityFed Financial, Inc. ("First SecurityFed") with and into MB Financial, Inc. ("MB Financial") was completed. Pursuant to the Agreement and Plan of Merger, dated as of January 9, 2004 (the "Agreement"), between MB Financial and First SecurityFed, First SecurityFed stockholders will receive for their First SecurityFed shares owned prior to the merger, $35.25 per share in cash (the "Cash Consideration"), 1.0579 shares of MB Financial common stock for each First SecurityFed share (with cash paid in lieu of fractional share interests in an amount determined by multiplying the fractional share interest by $33.32) (the "Stock Consideration"), or a combination of the Cash and Stock Consideration. First SecurityFed stockholders who made proper elections as to the form of consideration desired and who properly surrendered their First SecurityFed shares to the exchange agent for the merger, LaSalle Bank N.A., by the May 25, 2004 election deadline will receive the Cash Consideration and/or Stock Consideration consistent with their elections. First SecurityFed stockholders who did not make proper elections and surrender their First SecurityFed shares by the election deadline will receive, on a pro rata basis, the Cash Consideration for approximately 29% of their shares and the Stock Consideration for approximately 71% of their shares.

         Pursuant to the Agreement, MB Financial will issue a total of 2,011,955 shares of its common stock for the aggregate Stock Consideration, and pay a total of approximately $76.5 million for the aggregate Cash Consideration (which includes the payoff of the approximately $3.4 million indebtedness of First SecurityFed's employee stock ownership plan to First SecurityFed). In addition, MB Financial will pay approximately $5.0 million to cash-out 271,314 First SecurityFed stock options at the election of the option holders. The remaining 112,403 First SecurityFed stock options not cashed-out will be converted into an aggregate of 118,911 MB Financial stock options, 97,753 at an exercise price of $15.77 and 21,158 at an exercise price of $17.87.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MB FINANCIAL, INC.
Date: June 4, 2004	By:	/s/ Jill E. York Jill E. York, Vice President and Chief Financial Officer

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